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                               TRENWICK GROUP INC.
                Exhibit 11.0 -- COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

                                                       Three Months Ended         Six Months Ended
                                                            June 30,                  June 30,
                                                      --------------------      --------------------
                                                       1996         1995         1996         1995
                                                       ----         ----         ----         ----
PRIMARY

Average shares outstanding                              6,673        6,469        6,634        6,460

Weighted average shares of common stock
     equivalents associated with
     stock options, net                                   144          241          184          240
                                                      -------      -------      -------      -------

Total                                                   6,817        6,710        6,818        6,700
                                                      =======      =======      =======      =======

Net income                                             $8,327       $7,340      $16,509      $13,844
                                                      =======      =======      =======      =======

PER SHARE AMOUNT                                        $1.22        $1.09        $2.42        $2.07
                                                      =======      =======      =======      =======

FULLY DILUTED

Average shares outstanding                              6,673        6,469        6,634        6,460

Weighted average shares of common stock
     equivalents associated with
     stock options, net                                   155          241          185          240

Assumed conversion of 6% convertible
debentures                                              2,134        2,134        2,134        2,134
                                                      -------      -------      -------      -------

Total                                                   8,962        8,844        8,953        8,834
                                                      =======      =======      =======      =======

Net income                                             $8,327       $7,340      $16,509      $13,844

Add 6% convertible conversion debenture interest
net of federal income tax effect                        1,056        1,054        2,112        2,107
                                                      -------      -------      -------      -------

Total                                                  $9,383       $8,394      $18,621      $15,951
                                                      =======      =======      =======      =======

PER SHARE AMOUNT                                        $1.05         $.95        $2.08        $1.81
                                                      =======      =======      =======      =======
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